Exhibit 10.27(a)
January 13, 2020
Kyle Derham
214 N. 11th Street, Apt. 6N
Brooklyn, NY 11211
Dear Mr. Derham:
Please accept this letter as an official offer of at-will employment as the Interim Chief Financial Officer, reporting to the Chief Executive Officer.
Please carefully review the following sections of this letter, as they delineate the conditions of our offer.
Base Salary
Your base salary is $750,000 annually, which will be paid in respect of six (6) months’ of your service to the EQT Corporation during calendar year 2019 and will be paid in substantially equal bi-weekly installments thereafter. Future adjustments in base salary, if any, are generally made in conjunction with our annual performance review process.
Long-Term Incentive Plan
Upon approval by the Management Development and Compensation Committee of the Board of Directors of EQT Corporation, you will be granted an equity award under the EQT Corporation 2019 Long-Term Incentive Plan and the related award agreement to be provided to you under separate cover.
Equity Ownership Guidelines
Consistent with the goal of driving long-term value creation for shareholders, the Company’s equity ownership guidelines require significant equity ownership by our executive officers. Qualifying holdings include EQT stock owned directly, EQT shares held in the Company’s 401(k) plan, time-based restricted stock and units, and performance-based awards for which only a service condition remains, but do not include other performance-based awards or options. Although mandatory, there is no deadline for achieving the ownership guidelines and executives are not required to purchase EQT stock to meet the ownership guidelines. The net shares acquired through incentive compensation plans (through the exercise of options, the vesting of restricted stock or similar) must be retained if an executive has not satisfied his or her target. An executive’s failure to meet the equity ownership guidelines may influence an executive’s mix of cash and non-cash compensation. Executives are not permitted to pledge their EQT equity and are not permitted to hedge or otherwise invest in derivatives involving EQT stock.
All executive officers, other than the CEO, currently have a three times base salary equity ownership requirement.

EQT Corporation | EQT Plaza | 625 Liberty Avenue | Suite 1700 | Pittsburgh, PA 15222
T 412.553.5700 | F 412.553.5732 | www. eqt.com

Kyle Derham
January 13, 2020

Work Schedule
Your work schedule will be determined in consultation with the Chief Executive Officer.
Employee Benefits
You will have the opportunity to participate in such group medical, dental, life and disability insurance plans, retirement and savings plans and other fringe benefit programs as are available generally to employees of the Company, and as may be amended from time-to-time.
Expenses
You are authorized to incur reasonable business expenses in carrying out your duties and responsibilities as Interim CFO, including expenses related to travel and lodging. You will be promptly reimbursed or otherwise compensated for all reasonable out-of-pocket business expenses incurred while serving as Interim CFO, subject to and in accordance with the Company’s expense reimbursement policies in effect from time to time. In addition, the Company agrees to reimburse you for certain travel expenses between your current home and the Company’s offices in Pittsburgh, PA as agreed between you and the Company.
Vacation and Holidays
Your annual vacation entitlement will be 240 hours, which will be prorated for the first year based upon full months worked. Additionally, EQT presently observes certain paid holidays.
Contingency Matters
The benefits described above are subject to review and modification by the MDCC or by EQT when those changes are applicable to all employees.
Please understand that employment with EQT is at-will, which means that either you or the Company can terminate the employment relationship at any time, with or without cause. This employment-at-will relationship cannot be changed except by a written agreement approved by the MDCC and signed by an authorized officer of the Company.
If you have any questions regarding this offer, please contact me at 412-395-3280. Please accept or decline this conditional offer by clicking the appropriate button located at the top of this page.
With your acceptance, you confirm that you are not currently bound by or subject to any confidentiality or non-competition agreement with a previous employer that you have not previously disclosed to us and, if in writing, provided a copy to us.
EQT’s onboarding process is administered through an online application called Taleo Onboard. Once we receive your signed offer letter, you will receive an e-mail from Taleo Onboard with details to set up your username and password. Please log-on to Taleo Onboard immediately to complete your profile, employment application and background check release forms. Until these forms have been completed, we cannot initiate your mandatory pre-employment assessments. If you experience any problems using Taleo Onboard, please send an email to onboarding@eqt.com or contact our onboarding coordinator at 412-553-5984.

Kyle Derham
January 13, 2020

If you have any additional questions, please feel free to contact me directly.
Sincerely,
Lesley Evancho
Chief Human Resources Officer

/s/ Kyle Derham	1/24/20
Kyle Derham	Date